Exhibit 99.1
FOR IMMEDIATE RELEASE
Assisted Living Concepts, Inc. Announces 2008 Third Quarter and First Nine Months Results — Private Pay
Occupancy Continues to Improve Through October
MENOMONEE FALLS, WISCONSIN November 4, 2008
Highlights:
▪	Private pay occupancy increased by 17 units from the second quarter of 2008 on a same residence basis

▪	Private pay occupancy in October 2008 exceeded third quarter 2008 average by 40 units

▪	Private pay mix as a percent of revenue continues to grow, reaching an average of 92.0% in 2008 third quarter

▪	250 units under expansion plan expected to be on line by end of fourth quarter

▪	Credit facility expanded by $20 million

▪	Adjusted third quarter EBITDAR 28.4%, up from 28.0% in prior year quarter despite $400 thousand EBITDAR impact of hurricane and annual conference expenses
Assisted Living Concepts, Inc. (“ALC”) (NYSE:ALC) reported net income of $3.0 million in the 2008 third quarter as compared to net income of $4.2 million in the 2007 third quarter. Net income in the third quarter of 2008 as compared to the third quarter of 2007 was negatively impacted by increased rent expense ($1.4 million), increased interest expense ($0.5 million), the timing of ALC’s all company conference ($0.3 million), expenses incurred in hurricanes Gustav and Ike ($0.2 million), the impact of non-cash equity based compensation ($0.2 million), partially offset by other cost savings ($1.0 million) and a reduction in income taxes ($0.8 million). For the first nine months of 2008, ALC reported net income of $11.3 million as compared to net income of $13.1 million in the first nine months of 2007.
Diluted earnings per common share for the third quarter of 2008 were $0.05 per share as compared to $0.06 per share for the third quarter of 2007. Diluted earnings per common share for the first nine months of 2008 were $0.18 per share as compared to $0.19 per share for the first nine months of 2007.
“Private pay occupancy gains in the third quarter resulted from extraordinary efforts on the part of our team. We achieved private pay occupancy gains despite a very difficult operating environment which weathered challenges from both the economy and an active hurricane season,” commented Laurie Bebo, President and Chief Executive Officer of Assisted Living Concepts, Inc. “We are pleased to report that private pay occupancy has continued to improve through the month of October. In addition, we continued to reduce our units available to Medicaid residents from 2,059 in the third quarter of 2006 to our current level of 617.”
Certain non-GAAP financial measures are used in the discussions in this release in evaluating the performance of the business. See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR, reconciliations of net income to adjusted EBITDA and adjusted EBITDAR, calculations of adjusted EBITDA and adjusted EBITDAR as a percentage of total revenues, and non-GAAP financial measure reconciliation information.
As of September 30, 2008, ALC operated 216 assisted living residences representing 9,076 units.
Quarters ended September 30, 2008, September 30, 2007, June 30, 2008
Revenues of $58.4 million in the third quarter ended September 30, 2008 increased $0.5 million or 0.8% from $57.9 million in both the third quarter of 2007 and the second quarter of 2008.
Adjusted EBITDA for the third quarter of 2008 was $11.6 million, and 19.8% of revenues and
▪	decreased $1.0 million or 8.3% from $12.6 million and 21.8% of revenues in the third quarter of 2007; and

▪	decreased $1.3 million or 10.2% from $12.9 million and 22.3% of revenues in the second quarter of 2008.
Adjusted EBITDAR for the third quarter of 2008 was $16.6 million, and 28.4% of revenues and
▪	increased $0.4 million or 2.1% from $16.2 million and 28.0% of revenues in the third quarter of 2007; and

▪	decreased $1.3 million or 7.5% from $17.9 million and 30.9% of revenues in the second quarter of 2008.
Third quarter 2008 compared to third quarter 2007

Revenues in the third quarter of 2008 increased from the third quarter of 2007 primarily due to additional revenues from acquired residences ($4.3 million) and higher average daily revenue as a result of rate increases ($2.7 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($3.5 million) and a reduction in the number of units occupied by private pay residents ($3.0 million).
Adjusted EBITDA decreased in the third quarter of 2008 primarily due to an increase in residence rent expense ($1.4 million) and an increase in general and administrative expenses excluding non-cash equity based compensation ($0.5 million), partially offset by increased revenues discussed above ($0.5 million) and a decrease in residence operations expenses excluding the loss on property from hurricanes ($0.4 million). Adjusted EBITDAR increased as a result of the reasons discussed above for adjusted EBITDA excluding the increase in residence lease expense ($1.4 million). Residence operations expenses decreased primarily from a reduction in labor expense associated with lower occupancy, partially offset by additional expenses from acquisitions and damage to residences, evacuation expenses and business interruption from hurricanes Gustav and Ike. Evacuated residents have been returned to the repaired residences. General and administrative expenses increased primarily from a change in timing of ALC’s all-company annual conference, which occurred in the third quarter of 2008. In 2007 the conference took place in the second quarter and a non-repetitive reversal of non-cash equity based compensation in the third quarter of 2007. Residence lease expenses increased primarily from the January 1, 2008, acquisition of the operations of BBLRG, LLC, doing business as CaraVita.
Third quarter 2008 compared to the second quarter 2008
Revenues in the third quarter of 2008 increased from the second quarter of 2008 primarily due to an additional day in the third quarter of 2008 ($0.5 million), increases in rates ($0.3 million), and an increase in the number of units occupied by private pay residents ($0.2 million), partially offset by the planned reduction in the number of units occupied by Medicaid residents ($0.5 million).
Decreased adjusted EBITDA and adjusted EBITDAR in the third quarter of 2008 as compared to the second quarter of 2008 resulted primarily from an increase in residence operations expenses excluding the loss on property from hurricanes ($1.4 million) and general and administrative expenses ($0.4 million), partially offset by increased revenues as discussed above ($0.5 million). Residence operations expenses increased primarily from seasonal increases in utility expenses and expenses incurred as a result of hurricanes Gustav and Ike. General and administrative expenses increased primarily from ALC’s all-company annual conference, which occurred in the third quarter of 2008.
Nine months ended September 30, 2008 and September 30, 2007
Revenues of $176.5 million in the first nine months of 2008 increased $3.6 million or 2.1% from $172.8 million in the first nine months of 2007.
Adjusted EBITDA for the first nine months of both 2008 and 2007 were $37.8 million. As a percentage of revenues, Adjusted EBITDA decreased from 21.9% in the first nine months of 2007 to 21.4% in the first nine months of 2008.
Adjusted EBITDAR for the first nine months of 2008 was $52.7 million, and 29.8% of revenues and increased $4.2 million or 8.5% from $48.5 million and 28.1% of revenues in the first nine months of 2007.
Nine months of 2008 compared to nine months of 2007
Revenues in the first nine months of 2008 increased from the first nine months of 2007 primarily due to additional revenues from acquired residences ($14.3 million), higher average daily revenue as a result of rate increases ($10.1 million), and one additional day in the 2008 period due to leap year ($0.6 million), partially offset by a reduction in the number of units occupied by private pay residents ($7.7 million), the planned reduction in the number of units occupied by Medicaid residents ($13.1 million), and revenue from leasing ALC’s corporate office ($0.6 million) in the 2007 period only.
Adjusted EBITDA in the first nine months of 2008 was unchanged from the first nine months of 2007. Increased EBITDA from higher revenues as discussed above ($3.6 million) and a reduction in both residence operations expenses excluding the loss on property from hurricanes ($0.5 million) and general and administrative expenses excluding non-cash equity based compensation ($0.1 million) were offset by an increase in residence lease expense ($4.2 million). Adjusted EBITDAR increased for the reasons discussed above, excluding the increase in residence lease expense ($4.2 million). Residence operations expenses decreased primarily from a reduction in labor expense associated with lower occupancy, partially offset by additional expenses from acquisitions and damage to residences, evacuation expenses and business interruption from hurricanes Gustav and Ike. Residence lease expenses increased primarily from the CaraVita acquisition.
Share repurchase program
On August 6, 2008, ALC’s Board of Directors authorized an increase in its Class A common stock repurchase program by $15 million. On December 14, 2006, ALC announced a share repurchase program for up to $20 million of its Class A common stock. On August 20, 2007, and December 18, 2007, ALC announced that its Board of Directors authorized increases to the stock repurchase program of $20 million and $25 million, respectively. The August 6, 2008, increase brings the total authorization to $80 million. In the third quarter of 2008, ALC repurchased 122 thousand shares of its Class A common stock at an aggregate cost of $645 thousand and an average price of $5.25 per share. In the aggregate, ALC has repurchased 8.2 million shares of its Class A common stock at an aggregate cost of $60.4 million and an average price of $7.36 per share under the share repurchase program through November 4, 2008.
Expansion Program Update
Construction continues on the expansion units in our program to add 400 units to existing owned buildings. Weather issues, primarily related to heavy rains and flooding in the Midwest, resulted in minor timing delays. We expect to complete, license, and begin accepting new residents in approximately 250 units by the end of the fourth quarter of 2008, with a targeted completion of 80 units in the first quarter of 2009 and the remaining 70 in the second quarter of 2009. To date, cost estimates have been consistent with our original estimates of $125,000 per unit.
Financing Activities
On August 22, 2008, ALC entered into an agreement to amend its $100 million revolving credit agreement with GE Healthcare Financial Services and other lenders to allow ALC to borrow up to an additional $20 million under the revolving credit agreement, bringing the size of the facility to $120 million. This increase to the capacity of the revolving credit facility did not require additional collateral or a change in borrowing rates. At September 30, 2008 ALC had availability of $71 million under its revolving credit agreement.
Investor Call
ALC has scheduled a conference call later this morning, November 4, 2008, at 10:00 a.m. (Eastern Time) to discuss financial results for the third quarter. The toll-free number for the live call is 800-230-1092, or international 612-332-0335. A taped rebroadcast will be available approximately one hour following the live call until midnight on December 4, 2008. To access the rebroadcast of the call, dial 800-475-6701, or international 320-365-3844 and use the access code 963372.
About Us
Assisted Living Concepts, Inc. and its subsidiaries operate 216 assisted living residences with capacity for over 9,000 residents in 20 states. ALC’s assisted living facilities typically consist of 40 to 60 units and offer residents a supportive, home-like setting and assistance with the activities of daily living. ALC employs approximately 4,800 people.
Forward-looking Statements
Statements contained in this release other than statements of historical fact, including statements regarding anticipated financial performance, business strategy and management’s plans and objectives for future operations including managements expectations about improving occupancy and private payer mix, are forward-looking statements. These forward-looking statements generally include words such as “expect,” “point toward,” “intend,” “will,” “indicate,” “anticipate,” “believe,” “estimate,” “plan,” “strategy” or “objective.” Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied. In addition to the risks and uncertainties referred to in the release in connection with forward-looking statements, other risks and uncertainties are identified in ALC’s’ filings with United States Securities and Exchange Commissions and include, but are not limited to, the following: changes in the health care industry in general and the long-term senior care industry in particular because of political and economic influences; changes in general economic conditions, including changes in the availability of credit at reasonable rates; changes in regulations governing the industry and ALC’s compliance with such regulations; changes in government funding levels for health care services; resident care litigation, including exposure for punitive damage claims and increased insurance costs, and other claims asserted against ALC; ALC’s ability to maintain and increase census levels; ALC’s ability to attract and retain qualified personnel; the availability and terms of capital to fund ALC’s capital expenditures; changes in competition; and demographic changes. Given these risks and uncertainties, readers are cautioned not to place undue reliance on ALC’s forward-looking statements. All forward-looking statements contained in this report are necessarily estimates reflecting the best judgment of the party making such statements based upon current information. ALC assumes no obligation to update any forward-looking statement.
For further information, contact:
Assisted Living Concepts, Inc.
John Buono
Sr. Vice President, Chief Financial Officer and Treasurer
Phone: (262) 257-8999
Fax: (262) 251-7562
Email: jbuono@alcco.com
Visit ALC’s Website @ www.alcco.com

ASSISTED LIVING CONCEPTS, INC.
Condensed Consolidated Statements of Income
(In thousands, except earnings per share)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Revenues	$58,367	$57,898	$176,468	$172,845
Expenses:
Residence operations (exclusive of depreciation and amortization and residence lease expense shown below)	38,577	38,832	114,522	114,809
General and administrative	3,458	2,663	9,538	9,489
Residence lease expense	4,987	3,595	14,894	10,754
Depreciation and amortization	4,691	4,584	13,935	13,088
Transaction costs	—	—	—	56

Total operating expenses	51,713	49,674	152,889	148,196

Income from operations	6,654	8,224	23,579	24,649
Other expense:
Interest income	17	408	487	1,478
Interest expense	(1,886)	(1,813)	(5,851)	(4,955)

Income before income taxes	4,785	6,819	18,215	21,172
Income tax expense	(1,819)	(2,594)	(6,922)	(8,048)

Net income	$2,966	$4,225	$11,293	$13,124

Weighted average common shares:
Basic	61,357	67,891	62,966	68,946
Diluted	62,004	68,575	63,617	69,648
Per share data:
Basic earnings per common share	$0.05	$0.06	$0.18	$0.19

Diluted earnings per common share	$0.05	$0.06	$0.18	$0.19

Adjusted EBITDA (1)	$11,565	$12,616	$37,778	$37,793

Adjusted EBITDAR (1)	$16,552	$16,211	$52,672	$48,547

(1)	See attached tables for definitions of adjusted EBITDA and adjusted EBITDAR and reconciliations of net income to adjusted EBITDA and adjusted EBITDAR.

ASSISTED LIVING CONCEPTS, INC.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 30,	December 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,347	$14,066
Investments	2,850	4,596
Accounts receivable, less allowances of $965 and $992, respectively	3,864	3,746
Supplies, prepaid expenses and other current assets	6,106	6,733
Deferred income taxes	4,446	4,080
Income taxes receivable	356	—

Total current assets	23,969	33,221
Property and equipment, net	410,070	395,141
Goodwill and other intangible assets, net	30,162	20,736
Restricted cash	1,338	8,943
Cash designated for acquisition	—	14,864
Other assets	3,099	3,336

Total Assets	$468,638	$476,241

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$10,529	$7,800
Accrued liabilities	18,805	17,951
Deferred revenue	8,196	6,346
Accrued income taxes	—	198
Current maturities of long-term debt	9,110	26,543
Current portion of self-insured liabilities	300	300

Total current liabilities	46,940	59,138
Accrual for self-insured liabilities	1,429	941
Long-term debt	117,697	103,176
Deferred income taxes	9,093	9,008
Other long-term liabilities	9,920	9,444
Commitments and contingencies

Total Liabilities	185,079	181,707

Preferred Stock, par value $0.01 per share, 25,000,000 shares authorized, none issued or outstanding	—	—
Class A Common Stock, par value $0.01 per share, 400,000,000 shares authorized, 52,806,292 and 56,131,873 issued and outstanding, respectively	595	595
Class B Common Stock, par value $0.01 per share, 75,000,000 shares authorized, 8,546,902 and 8,727,458 issued and outstanding, respectively	100	100
Additional paid-in capital	313,652	313,548
Accumulated other comprehensive (loss) income	(993)	103
Retained earnings	30,611	19,318
Treasury stock at cost, Class A Common Stock, 8,210,660 and 4,691,060 shares, respectively	(60,406)	(39,130)

Total Stockholders’ Equity	283,559	294,534

Total Liabilities and Stockholders’ Equity	$468,638	$476,241

ASSISTED LIVING CONCEPTS, INC.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2008	2007
OPERATING ACTIVITIES:
Net income	$11,293	$13,124
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,935	13,088
Amortization of purchase accounting adjustments for:
Leases and debt	(549)	(753)
Below market resident leases	—	(39)
Provision for bad debt	27	75
Provision for professional/general liability insurance	673	1,217
Payments for professional/general liability insurance	(185)	(222)
Loss (gain) on sale or disposal of fixed assets	160	—
Deferred income taxes	3,328	901
Equity-based compensation expense	104	—
Changes in assets and liabilities:
Accounts receivable	(145)	1,503
Supplies, prepaid expenses and other current assets	627	1,628
Accounts payable	(413)	(1,484)
Accrued liabilities	854	602
Deferred revenue	1,850	1,468
Income taxes payable/receivable	96	1,109
Other non-current assets	7,842	2,280
Other long-term liabilities	799	909

Cash provided by operating activities	40,296	35,406

INVESTING ACTIVITIES:
Payment for acquisition	(14,532)	(24,436)
Cash designated for acquisition	14,864	—
Payments for new construction projects	(12,102)	(3,210)
Payments for purchases of property and equipment	(12,283)	(8,474)

Cash used in investing activities	(24,053)	(36,120)

FINANCING ACTIVITIES:
Capital contributions from Extendicare	—	74
Purchase of treasury stock	(21,276)	(27,663)
Proceeds from issuance of new mortgage debt	9,026	4,301
Proceeds from borrowings on revolving credit facility	7,000	19,000
Payments of long-term debt	(18,712)	(5,974)

Cash used in financing activities	(23,962)	(10,262)

Decrease in cash and cash equivalents	(7,719)	(10,976)
Cash and cash equivalents, beginning of year	14,066	19,951

Cash and cash equivalents, end of period	$6,347	$8,975

Supplemental schedule of cash flow information:
Capital expenditure in accounts payable (non cash disclosures)	$3,142	—
Cash paid during the period for:
Interest	$6,016	$5,372
Income tax payments, net of refunds	3,511	5,854

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
All residences

	Three Months Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
Average Occupied Units by Payer Source
Private	5,498	5,481	5,359
Medicaid	677	763	1,221

Total	6,175	6,244	6,580

Occupancy Mix by Payer Source
Private	89.0%	87.8%	81.4%
Medicaid	11.0%	12.2%	18.6%

Percent of Revenue by Payer Source
Private	92.0%	91.4%	86.2%
Medicaid	8.0%	8.6%	13.8%

Average Revenue per Occupied Unit Day by Payer Source
Private	$106.19	$105.99	$101.24
Medicaid	$74.72	$71.89	$70.86
Combined	$102.74	$101.82	$95.60

Occupancy Percentage	68.0%	68.8%	77.6%
All residences

	Nine Months Ended
	September 30,	September 30,
	2008	2007
Average Occupied Units by Payer Source
Private	5,537	5,290
Medicaid	771	1,467

Total	6,308	6,757

Occupancy Mix by Payer Source
Private	87.8%	78.3%
Medicaid	12.2%	21.7%

Percent of Revenue by Payer Source
Private	91.3%	84.0%
Medicaid	8.7%	16.0%

Average Revenue per Occupied Unit Day by Payer Source
Private	$106.23	$100.23
Medicaid	$72.51	$68.67
Combined	$102.11	$93.38

Occupancy Percentage	69.5%	80.7%

ASSISTED LIVING CONCEPTS, INC.
Financial and Operating Statistics
Same residence basis*

	Three Months Ended
	September 30,	June 30,	September 30,
	2008	2008	2007
Average Occupied Units by Payer Source
Private	4,999	4,982	5,359
Medicaid	677	763	1,221

Total	5,676	5,745	6,580

Occupancy Mix by Payer Source
Private	88.1%	86.7%	81.4%
Medicaid	11.9%	13.3%	18.6%

Percent of Revenue by Payer Source
Private	91.3%	90.6%	86.2%
Medicaid	8.7%	9.4%	13.8%

Average Revenue per Occupied Unit Day by Payer Source
Private	$106.60	$106.56	$101.24
Medicaid	$74.72	$71.89	$70.86
Combined	$102.80	$101.95	$95.60

Occupancy Percentage	66.8%	68.8%	77.6%
Same residences basis*

	Nine Months Ended
	September 30,	September 30,
	2008	2007
Average Occupied Units by Payer Source
Private	4,993	5,290
Medicaid	771	1,467

Total	5,764	6,757

Occupancy Mix by Payer Source
Private	86.6%	78.3%
Medicaid	13.4%	21.7%

Percent of Revenue by Payer Source
Private	90.5%	84.0%
Medicaid	9.5%	16.0%

Average Revenue per Occupied Unit Day by Payer Source
Private	$106.96	$100.23
Medicaid	$72.51	$68.67
Combined	$102.35	$93.38

Occupancy Percentage	68.6%	80.7%

*	Same residence basis excludes the impact of residents added from the acquisition of the 185 unit Dubuque, Iowa residence on July 20, 2007 and the 541 unit CaraVita operations on January 1, 2008, and includes changes in these acquisitions’ occupancy since their respective dates of acquisition.

Weighted Average Basic and Diluted Shares
     The basic weighted average number of shares of common stock is based upon the number of shares of Class A and Class B common stock of ALC outstanding. For purposes of determining the diluted weighted average number of shares, the Class B shares were deemed to have been converted into Class A shares at the 1 to 1.075 conversion rate applicable to the Class B common stock. This resulted in an additional 0.7 million shares included in the fully diluted weighted average number of shares outstanding in the quarter ended September 30, 2007 and the year to date nine month periods ended September 30, 2007 and 2008 and 0.6 million in the quarter ended September 30, 2008.
Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDAR
     Adjusted EBITDA is defined as net income from continuing operations before income taxes, interest expense net of interest income, depreciation and amortization, equity based compensation expense, transaction costs and non-cash, non-recurring gains and losses, including disposal of assets and impairment of long-lived assets and loss on refinancing and retirement of debt. Adjusted EBITDAR is defined as adjusted EBITDA before rent expenses incurred for leased assisted living properties. Adjusted EBITDA and adjusted EBITDAR are not measures of performance under accounting principles generally accepted in the United States of America, or GAAP. We use adjusted EBITDA and adjusted EBITDAR as key performance indicators and adjusted EBITDA and adjusted EBITDAR expressed as a percentage of total revenues as a measurement of margin.
     We understand that EBITDA and EBITDAR, or derivatives thereof, are customarily used by lenders, financial and credit analysts, and many investors as a performance measure in evaluating a company’s ability to service debt and meet other payment obligations or as a common valuation measurement in the long-term care industry. Moreover, ALC’s revolving credit facility contains covenants in which a form of EBITDA is used as a measure of compliance, and we anticipate EBITDA will be used in covenants in any new financing arrangements that we may establish. We believe adjusted EBITDA and adjusted EBITDAR provide meaningful supplemental information regarding our core results because these measures exclude the effects of non-operating factors related to our capital assets, such as the historical cost of the assets.
     We report specific line items separately, and exclude them from adjusted EBITDA and adjusted EBITDAR because such items are transitional in nature and would otherwise distort historical trends. In addition, we use adjusted EBITDA and adjusted EBITDAR to assess our operating performance and in making financing decisions. In particular, we use adjusted EBITDA and adjusted EBITDAR in analyzing potential acquisitions and internal expansion possibilities. Adjusted EBITDAR performance is also used in determining compensation levels for our senior executives. Adjusted EBITDA and adjusted EBITDAR should not be considered in isolation or as a substitute for net income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with GAAP, or as a measure of profitability or liquidity. We present adjusted EBITDA and adjusted EBITDAR on a consistent basis from period to period, thereby allowing for comparability of operating performance.

Adjusted EBITDA and Adjusted EBITDAR Reconciliation Information

The following table sets forth a reconciliation of net income to adjusted EBITDA and adjusted EBITDAR:

	Three Months Ended		Three Months Ended		Nine Months Ended
	September 30,		June 30,		September 30,
	2008	2007	2008	2007	2008	2007
	(In thousands, unaudited)
Net income	$2,966	$4,225	$4,276	$4,172	$11,293	$13,124
Provision for income taxes	1,819	2,594	2,620	2,556	6,922	8,048

Income from operations before income taxes	4,785	6,819	6,896	6,728	18,215	21,172
Add:
Depreciation and amortization	4,691	4,584	4,348	4,323	13,935	13,088
Interest expense, net	1,869	1,405	1,591	857	5,364	3,477
Transaction costs	—	—	—	—	—	56
Loss on disposal of assets	160	—	—	—	160	—
Non-cash equity based compensation	60	(192)	41	186	104	—

Adjusted EBITDA	11,565	12,616	12,876	12,094	37,778	37,793
Add: Lease expense	4,987	3,595	5,009	3,460	14,894	10,754

Adjusted EBITDAR	$16,552	$16,211	$17,885	$15,554	$52,672	$48,547

     The following table sets forth the calculations of adjusted EBITDA and adjusted EBITDAR as percentages of total revenue:

	Three Months Ended		Three Months Ended		Nine Months Ended
	September 30,		June 30,		September 30,
	(Dollar amounts in thousands, unaudited)
	2008	2007	2008	2007	2008	2007
Revenues	$58,367	$57,898	$57,854	$57,426	$176,468	$172,845

Adjusted EBITDA	$11,565	$12,616	$12,876	$12,094	$37,778	$37,793

Adjusted EBITDAR	$16,552	$16,211	$17,885	$15,554	$52,672	$48,547

Adjusted EBITDA as percent of total revenues	19.8%	21.8%	22.3%	21.1%	21.4%	21.9%

Adjusted EBITDAR as percent of total revenues	28.4%	28.0%	30.9%	27.1%	29.8%	28.1%